Exhibit 99.1

ViewRay Reports Fourth Quarter and Full Year 2015 Financial Results and Up-listing to the NASDAQ Global Market

Highlights:

•	Full year 2015 revenue of $10.4 million, up 62.4% year-over-year
•	Fourth quarter revenue of $4.6 million
•	Five MRIdian systems installed as of December 31, 2015
•	Full year 2015 new product orders of $40.1 million
•	Total backlog of $84.4 million, representing 15 signed sales contracts, as of December 31, 2015
•	Linear accelerator (Linac)-based radiotherapy technology progress announced in March 2016
•	Up-listing to the NASDAQ Global Market expected March 31

CLEVELAND, March 28, 2016 — ViewRay, Inc. (OTCQB: VRAY) today announced financial results for the fourth quarter and full year ended December 31, 2015.

Chris A. Raanes, President and Chief Executive Officer of ViewRay, said, “We have growing momentum in converting order backlog to revenue, with two MRIdian systems installed in the second half of 2015. We executed new sales contracts with a total value of $40.1 million in 2015, expanding our backlog to 15 systems totaling $84.4 million. Perhaps most exciting, we announced meaningful progress with our transformative MRIdian linac technology ahead of our original development timeline expectations.”

MRIdian System Linac Technology

In March 2016, ViewRay announced the development of a new linac version of its MRIdian technology, including the sale of a research unit with the new MRIdian linac technology to the Siteman Cancer Center at Barnes-Jewish Hospital and Washington University School of Medicine in St. Louis. ViewRay is designing the MRIdian linac technology to fit in the same footprint as the current MRIdian system and to be available as an upgrade for existing MRIdian systems. Significant components of the MRIdian linac technology include radio frequency “cloaking” technology to preserve the integrity of MR image quality, magnetic shielding technology to enable undistorted delivery of radiation, “pop-apart” magnet design for access to existing radiotherapy vaults and double-focused multi-leaf collimator technology for the delivery of sharp radiation beams. ViewRay expects there will be scientific papers on the new linac technology presented at key medical society meetings in the second half of the year.

Mr. Raanes added, “Our new linac technology is a dramatic breakthrough that will strengthen our business in several ways. When commercially available, we think it has the potential to accelerate our sales cycle and backlog conversion time while also broadening our addressable market and improving our gross margins. We expect to apply for FDA clearance and CE Mark for the new linac technology in the second half of 2016.”

NASDAQ Listing

ViewRay has received confirmation that its application to list its common stock on the NASDAQ Global Market has been approved by the NASDAQ Stock Market. ViewRay’s common stock is expected to begin trading on the NASDAQ Global Market on or about March 31 under its current trading symbol "VRAY".

Mr. Raanes said, “The listing of VRAY shares on the NASDAQ will expand awareness and visibility for the Company in the investment community and broader marketplace.”

Financial Results

Total revenue in the fourth quarter of 2015 was $4.6 million, as ViewRay recognized product revenue on the MRIdian system installed at the Sylvester Cancer Center at the University of Miami during the fourth quarter of 2015, compared to

Exhibit 99.1

$0.5 million in the fourth quarter of 2014. Total revenue for the full year 2015 was $10.4 million, a 62.4% increase compared to $6.4 million in 2014. ViewRay recognized product revenue on two higher-priced MRIdian systems in the second half of 2015, compared to two lower-priced, pre-FDA clearance systems in 2014.

New product orders in the fourth quarter of 2015 were $11.3 million, compared to $22.3 million in the fourth quarter of 2014. New product orders for the full year 2015 were $40.1 million, a 6.8% increase compared to $37.6 million for the full year 2014. As of December 31, 2015, total order backlog was $84.4 million, which represented 15 signed sales contracts. This compares to a total order backlog of $54.7 million at December 31, 2014, which represented 10 signed sales contracts.

Total gross profit (loss) in the fourth quarter of 2015 was $(2.2) million, compared to $(0.4) million in the fourth quarter of 2014. Total gross profit (loss) for the full year 2015 was $(4.2) million, compared to $(2.8) million for the full year 2014.

Total operating expenses in the fourth quarter of 2015 were $10.8 million, compared to $8.4 million in the fourth quarter of 2014. Total operating expenses for the full year 2015 were $37.3 million, compared to $28.8 million for the full year 2014.

Net loss in the fourth quarter of 2015 was $(14.1) million, or $(0.37) per share, compared to $(9.6) million, or $(10.61) per share in the fourth quarter of 2014. Net loss for the full year 2015 was $(45.0) million, or $(2.58) per share, compared to $(33.8) million, or $(37.87) per share for the full year 2014.

ViewRay had total cash and cash equivalents of $20.7 million at December 31, 2015. In March 2016, ViewRay amended its Term Loan Agreement with Capital Royalty Partners (CRG), making $15 million of borrowing capacity available at ViewRay’s option and an additional $5.0 million in borrowing capacity available upon meeting future revenue milestones.

Conference Call and Webcast

ViewRay will hold a conference call on Monday March 28, 2016 at 5:00 p.m. ET / 2:00 p.m. PT to discuss the results. The dial-in numbers are (877) 632-3144 for domestic callers and (281) 973-6279 for international callers. The conference ID number is 79777678. A live webcast of the conference call will be available here or from the investor relations page of ViewRay’s corporate website at www.viewray.com.

After the live webcast, a replay of the webcast will remain available online from the investor relations page of ViewRay’s corporate website, www.viewray.com, through March 28, 2017. In addition, a telephonic replay of the call will be available until April 4, 2016. The replay dial-in numbers are (404) 537-3406 for domestic callers and (855) 859-2056 for international callers. Please use the replay pin number 79777678.

About ViewRay

ViewRay®, Inc. (OTCQB:VRAY), designs, manufactures and markets the MRIdian® radiation therapy system. MRIdian integrates MRI technology, radiation delivery and proprietary software to locate, target and track the position and shape of soft-tissue tumors during radiation. ViewRay believes this combination of enhanced visualization and accuracy will significantly improve outcomes for patients.

ViewRay and MRIdian are registered trademarks of ViewRay, Inc.

Forward Looking Statements:

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to installations of MRIdian systems, the publication of scientific papers on the new MRIdian linac technology, the benefits of the MRIdian linac technology to ViewRay’s business, financial condition and results of operations, and the expected first trading date

Exhibit 99.1

of ViewRay’s common stock on the NASDAQ Global Market. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue ViewRay’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize MRIdian linac technology, competition in the industry in which ViewRay operates and overall market conditions. These forward-looking statements are made as of the date of this press release, and ViewRay assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents ViewRay files with the SEC available at www.sec.gov.

Contact:

Investor Relations:

David Chandler

Chief Financial Officer

1-844-MRIdian (674-3426)

Media Enquiries:

Michael Saracen

Senior Director, Marketing

ViewRay, Inc.

Phone: +1 440.703.3210, ext. 200

Email: media@viewray.com

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Financial Tables to Follow

Exhibit 99.1

VIEWRAY, INC.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Gross Orders	$11,300	$22,280	$40,096	$37,560
Backlog	$84,360	$54,660	$84,360	$54,660

Revenue:
Product	$4,501	$286	$9,620	$5,988
Service	111	182	530	411
Grant	—	—	240	—
Total revenue	4,612	468	10,390	6,399
Cost of revenue:
Product cost of revenue	6,362	318	12,673	8,176
Service cost of revenue	481	562	1,871	975
Total cost of revenue	6,843	880	14,544	9,151
Gross margin	(2,231)	(412)	(4,154)	(2,752)
Operating expenses:
Research and development	3,041	1,953	10,449	9,404
Selling and marketing	1,824	1,109	5,139	4,681
General and administrative	5,906	5,347	21,685	14,742
Total operating expenses	10,771	8,409	37,273	28,827
Loss from operations	(13,002)	(8,821)	(41,427)	(31,579)
Interest income	1	—	2	1
Interest expense	(1,076)	(738)	(3,452)	(2,243)
Other income (expense), net	(28)	(61)	(117)	21
Loss before provision for income taxes	$(14,105)	$(9,620)	$(44,994)	$(33,800)
Provision for income taxes	1	—	1	—
Net loss	$(14,106)	$(9,620)	$(44,995)	$(33,800)
Deemed capital contribution on repurchase of Series A preferred stock	$—	$—	$—	$9
Net loss attributable to common stockholders	$(14,106)	$(9,620)	$(44,995)	$(33,791)
Net loss per share attributable to common stockholders, basic and diluted	$(0.37)	$(10.61)	$(2.58)	$(37.87)
Weighted-average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	38,202,343	907,015	17,432,434	892,315

Exhibit 99.1

VIEWRAY, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$20,667	$11,129
Accounts receivable	830	904
Inventory	8,073	8,238
Deposits on purchased inventory	3,936	2,798
Deferred cost of revenue	8,782	4,712
Prepaid expenses and other current assets	1,329	626
Total current assets	43,617	28,407
Property and equipment, net	7,306	2,931
Restricted cash	943	1,053
Intangible assets, net	200	264
Deferred offering costs	—	1,419
Other assets	91	31
TOTAL ASSETS	$52,157	$34,105
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$4,358	$6,937
Accrued liabilities	5,413	3,633
Customer deposits	12,763	6,100
Deferred revenue, current portion	5,616	7,361
Long-term debt, current portion	—	5,493
Notes payable	—	240
Total current liabilities	28,150	29,764
Long-term debt, net of current portion	29,016	9,149
Convertible preferred stock warrant liability	—	138
Deferred revenue, net of current portion	345	—
Other long-term liabilities	1,603	567
TOTAL LIABILITIES	59,114	39,618
Commitments and contingencies
Convertible preferred stock	—	145,110
Common stock	372	9
Additional paid-in capital	189,712	1,414
Accumulated deficit	(197,041)	(152,046)
TOTAL STOCKHOLDERS’ DEFICIT	(6,957)	(150,623)
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT	$52,157	$34,105